Exhibit 2.2

CERTIFICATE OF MERGER

FOR THE MERGER

OF

GV ACQUISITION CO.

a Delaware corporation

WITH AND INTO

SK2, INC.

a Delaware corporation

To the Secretary of State,
State of Delaware:

     The Undersigned, SK2, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST: that the Corporation was incorporated on December 10, 2003, pursuant to the Delaware General Corporation Law; and GV Acquisition Co. (the “Merging Company”), was duly incorporated on April 12, 2005, pursuant to the Delaware General Corporation Law;

     SECOND: that the Agreement and Plan of Merger and Reorganization governing the merger of the Merging Company with and into the Corporation, pursuant to which the Corporation shall be the surviving corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law;

     THIRD: the Corporation shall be the surviving entity in the merger, and its name shall remain unchanged after the merger;

     FOURTH: the Corporation’s certificate of incorporation, as filed with the Delaware Secretary of State, shall be the surviving entity’s certificate of incorporation;

     FIFTH: that the Agreement and Plan of Merger and Reorganization governing the merger of the Corporation and the Merging Company is and shall be on file at the Corporation’s office located at 701 North Third Street, Suite B-1, Minneapolis, Minnesota 55401;

     SIXTH: A copy of the Agreement and Plan of Merger and Reorganization will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations;

     SEVENTH: notwithstanding anything herein or elsewhere to the contrary, this merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the time that this Certificate of Merger being filed with the Delaware Secretary of State becomes effective (as set forth below); and

     EIGHTH: this Certificate of Merger shall be effective as of June 10, 2005.

     In Witness Whereof, the Corporation, as the surviving corporation, has caused this Certificate of Merger to be signed by Scott Kuhlman, its Chief Executive Officer, this 10th day of June, 2005.

SK2, INC.:
(the surviving corporation)

/s/ Scott Kuhlman

Scott Kuhlman, Chief Executive Officer